INDEPENDENT CONTRACTOR AGREEMENT

Amendment No. 3

Contractor/ Consultant:	Ivan Ivankovich
Term:	The Term of services provided in the Agreement dated September 1, 2006, and modified on December 31, 2006 and March 31, 2007, shall be extended to September 30, 2007.
Description of Project:	Consulting Services relating to Financial Management and Reporting
Services to be provided:	Consultant shall be responsible for the following tasks: • **Manage day to day accounting** • **Manage Public filing process with Company's counsel, auditor and investors** • **Weekly A/R and A/P review** • **Occasional vendor payment negotiations and credit establishment** • **Prepare and maintain running financial forecast** • **Occasional meetings with investors** These tasks can be amended from time to time based on the needs of the company. The total time estimated to complete the above tasks is approximates 24-28 hours per week.
Rate of Compensation:	- Beginning on the Effective Date thru June 30, 2007 (initial term), the Company shall pay Contractor a monthly fee of $9,000.00; during the period July 1, 2007 – Septermber 30, 2007 (second term), the Company shall pay contractor a monthly fee of $12,000.00 - Payments of Compensation will be made to Consultant bimonthly upon the completion of each semi-montly period at a rate of $4,500.00 per payment during the initial term and $6,000.00 during the second term. - Consultant shall be granted 90,000 options to purchase shares of the Company's stock with monthly vesting of 10,000 options commencing on January 1, 2007 and full vesting to occur on the termination of this agreement, September 30, 2007. - Consultant shall be granted an additional 30,000 options to purchase shares of the Company's stock upon the Company's notification by the SEC of effectiveness of it's registration statement. Such options will be fully vested on such date.
Expenses:	Company agrees to pay reasonably related expenses incurred by Contractor in the course of providing the Services to Company, including costs of travel. (1) All expenses shall be subject to Company pre-approval. (2) All expense invoices will be paid by Company within 14 days of receipt of such invoices.
Manager:	Gary Guseinov

Amendment Approved by Company: ______________ Date: 4/24/2007

Work Order Accepted by Consultant: ______________ Date: 4-3-07